NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE American LLC ("NYSE American" or the "Exchange") hereby notifies the Securities and Exchange Commission (the "Commission") of its intention to remove the entire class of Class A ordinary shares and Units, each consisting of one Class A ordinary share and one-third of one redeemable warrant (the "Securities") of Crown PropTech Acquisitions (the "Company") from listing and registration on the Exchange on March 11, 2024, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Securities are no longer suitable for continued listing and trading on NYSE American. The Exchange has determined that the Company's Securities are no longer suitable for listing pursuant to Sections 802.01B and 102.06e of the NYSE's Listed Company Manual because the Company failed to consummate a business combination within the shorter of (i) the time period specified by its constitutive documents or by contract or (ii) three years. On February 12, 2024, the Exchange determined that the Securities of the Company should be suspended from trading and directed the preparation and filing with the Commission of this application for the removal of the Securities from listing and registration on NYSE American. The Company was notified on February 12, 2024. Pursuant to the above authorization, a press release regarding the proposed delisting was issued and posted on the Exchange's website on February 12, 2024, and trading in the Securities was immediately suspended. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange the determination to delist the Securities, provided it filed a written request for such a review with the Secretary of the Exchange within seven calendar days of receiving notice of the delisting determination. The Company did not file such request within the specified period. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.